Exhibit 99

Provident New York Bancorp Announces Third Quarter 2010 Earnings of $0.12 per Diluted Share

MONTEBELLO, N.Y.--(BUSINESS WIRE)--July 26, 2010--Provident New York Bancorp (NASDAQ-Global Select Market: PBNY), the parent company of Provident Bank, today announced third-quarter results for the fiscal year ending Sept. 30, 2010. Net income for the quarter was $4.8 million, or $0.12 per diluted share, compared to net income of $4.2 million, or $0.11 per diluted share for the linked quarter ended March 31, 2010 and net income of $9.0 million or $0.23 per diluted share for the third quarter of fiscal 2009. Net income year to date for fiscal 2010 was $15.1 million, or $0.39 per diluted share compared to $20.8 million or $0.54 per diluted share in fiscal 2009. Fiscal 2009 results reflected significant securities gains not experienced in fiscal 2010.

President’s Comments

George Strayton, President and CEO stated, "The third quarter of fiscal 2010 was another quarter of improved operating earnings. After adjusting for gains on securities and the fair value of interest rate caps, net operating income improved over prior quarters primarily due to improvement in our net interest margin (NIM). The growth in NIM is driven by lower deposit costs as well as increases in loan volume and loan yield. Although we had a good quarter of loan growth the demand for loans by credit worthy borrowers remains soft.

"Additionally, non-performing loans grew by 5% during the last quarter to 1.70% of total loans while loan loss reserves are 107% of non-performing loans. The level of criticized and classified loans increased as a result of one relationship, however Acquisition, Development and Construction loans continue to be stressed although a number of loans are showing improvement.”

Key items for the quarter

  Excluding the after tax effect of securities gains and the fair value adjustment of interest rate caps, earnings were $0.11. This compares to $0.09 for the linked quarter and $0.08 for the third quarter of fiscal 2009. While we actively manage our portfolio as a component of our asset/liability management, we also present earnings excluding net security gains and fair market value adjustments on interest rate caps. We believe this affords investors a better understanding of our core banking operations, and aligns more closely to the views of the investment community, which tends to adjust for more variable components of income.
  Net interest margin on a tax equivalent basis is up 15 basis points to 3.91 percent over the linked quarter ended March 31, 2010, reflecting wider spreads on commercial loans and the further decrease of yields on interest-bearing deposits of 10 basis points.
  Net charge-offs of $2.2 million are up slightly from the linked quarter. Our provision for loan losses of $2.8 million is also up slightly compared to the linked quarter, reflecting the higher level of charge-offs.
  Non-performing loans increased $1.4 million, primarily due to one commercial loan.

Net Interest Income and Margin

Third quarter fiscal 2010 compared with third quarter fiscal 2009

Net interest income was $24.2 million for the third quarter of fiscal 2010, a $1.5 million increase from the same quarter of fiscal 2009 as funding costs declined at a greater pace than interest income. The net interest margin on a tax-equivalent basis was 3.91 percent for the third quarter of fiscal 2010, compared to 3.74 percent for the same period a year ago. The tax-equivalent yield on investments decreased 125 basis points and loan yields were up 4 basis points compared to the third fiscal quarter in 2009. As a result, the yield on interest-earning assets declined 27 basis points. For the same period, the cost of interest-bearing deposits decreased 57 basis points to 0.47 percent, and the cost of borrowings decreased by 33 basis points to 3.63 percent.

Third quarter fiscal 2010 compared with linked quarter ended March 31, 2010

Net interest income for the quarter ended June 30, 2010 increased $1.3 million from the linked quarter ended March 31, 2010. The tax-equivalent net interest margin increased 15 basis points from 3.76 percent from the linked quarter. The overall yield of loans increased 9 basis points due to increases in volume and rate in the commercial loan portfolio. While the yield on the investment portfolio and other earning assets was unchanged, the overall yield on earning assets improved 5 basis points. Interest bearing deposit costs declined 10 basis points reflecting the continued discipline of our deposit pricing philosophy.

Year-to-date fiscal 2010 compared to 2009

Net interest income declined year- over- year by $1.4 million primarily due to lower yields on investments and loans, with little change in the cost of long-term borrowings, partially offset by declines in deposit yields.

Noninterest Income

Third quarter fiscal 2010 compared with third quarter fiscal 2009

Noninterest income totaled $5.3 million for the fiscal third quarter, a decrease of $10.0 million from $15.3 million in the third quarter of fiscal 2009. The decrease was almost entirely due to a decrease in gain on sales of securities and the mark to market decline on interest rate caps. Additionally, lower deposit service charges from less overdraft fee income and reduced gains on sales of loans were partially offset by higher title insurance and investment management fees, and other noninterest income.

Third quarter fiscal 2010 compared with linked quarter ended March 31, 2010

Noninterest income decreased on a linked-quarter basis, mainly due to lower securities gains.

Year-to-date fiscal 2010 compared to 2009

Noninterest income was $19.5 million for the nine months ended June 30, 2010 compared to $32.1 million for the nine months ended June 30, 2009, a decrease of $12.7 million. Net gains on sales of securities were down $11.2 million and the cumulative loss on the interest rate caps was $831,000. The balance of the difference reflects the factors described above.

Noninterest Expense

Third quarter fiscal 2010 compared with third quarter fiscal 2009

Noninterest expense decreased 3.6 percent when compared to the third quarter fiscal 2009. The decrease is primarily due to declines in FDIC insurance premium assessments, as fiscal 2009 contained an industry-wide special assessment of $1.4 million, stock based compensation expense as earlier grants fully vested, occupancy expense, and ATM/Debit card expense (as a result of a $300,000 credit received in third quarter). These declines were offset in part by increased medical and pension expense, staffing for new offices in Westchester and Nyack, advertising, and professional fees.

Third quarter fiscal 2010 compared with the linked quarter ended March 31, 2010

On a quarter-to-quarter basis, noninterest expense decreased 2.0 percent due to the declines in stock-based compensation expense, ATM/Debit card expense, and occupancy expense, offset in part by increases related to medical and pension expense and advertising.

Year-to-date fiscal 2010 compared to 2009

Noninterest expense increased 1.6% year over year. Declines in FDIC assessments and stock-based compensation were offset by increases in employee benefits, staffing for new offices, occupancy expense primarily associated with the new offices and equipment expenses, and professional fees.

Income Taxes

The effective tax rate for the three months ended June 30, 2010 was 20.6 percent compared to 31.0 percent for the same period in the prior year. The decline is mainly due to the high proportion of tax-free income from municipal securities, BOLI and insurance relative to the total levels of pre-tax income. Similarly, the effective tax rate for the nine month period ended June 30, 2010 was 24.4% compared to 29.8% for the same period in the prior year.

Credit Quality

Net charge-offs for the third fiscal quarter were $2.2 million compared to $2.0 million in the linked quarter and $1.9 million for the third fiscal quarter of 2009. Our provision was $2.8 million, increasing our allowance for loan losses by $600,000 to $31.0 million, or 107% of non-performing loans. This compares to 114 percent at September 30, 2009. Our year-to-date provision is $7.8 million versus $6.8 million in net charge-offs, adding $1.0 million to the allowance for loan losses. Provisions for the prior fiscal year to date were $13.1 million versus net charge-offs of $8.2 million adding $4.9 million to the allowance for loan losses.

Substandard loans at June 30, 2010 were $124.8 million compared to $95.9 million at March 31, 2010, while special mention loans were $36.9 million and $49.8 million, respectively. The increase over the linked quarter in substandard loans is primarily due to the downgrade of one performing relationship containing both secured and unsecured debt related to residential development. The loans are supported by the significant strength of the obligor/guarantor, but the project sales have slowed sufficiently to warrant adverse classification. Non performing loans were $29.1 million at June 30, 2010 compared to $27.7 million at March 31, 2010, with the increase primarily resulting from the addition of one commercial relationship.

Key Balance Sheet Changes

  Period-end total deposits decreased $45.9 million compared to the linked quarter. Decreases were seen in higher rate certificates of deposit and municipal deposits. We continue to see an overall increase in transaction accounts, up $11.5 million from the linked quarter. Total deposits decreased $121.2 million from September 30, 2009, as municipal tax deposits of $201 million as of year end were utilized by the individual municipalities.
  While overall loan demand continues to be sporadic, total loan originations during the third fiscal quarter 2010 were $151.9 million, an increase of 42 percent over the third fiscal quarter of 2009. Net loans totaled $1.67 billion, relatively unchanged from September 30, 2009 and up 2.3 percent from March 31, 2010.
  Securities increased $41.6 million to $918.8 million, as the Company continued investing cash generated by deposit inflows into medium term securities, with durations between two and five years.
  Borrowings increased over September 30, 2009 levels as the Company utilized its overnight borrowing at the FHLBNY to fund securities purchases and did not enter into any longer-term borrowings.
  The Company repurchased 233,000 shares of common stock during the quarter at a cost of $2.1 million. There are approximately 1.6 million shares remaining under the current repurchase authorization.

Capital and Liquidity

Provident Bank remained well-capitalized with excellent liquidity in the third fiscal quarter 2010 as unpledged securities totaled in excess of $446.8 million. The Bank’s Tier 1 leverage ratio is at 8.75 percent. The Company’s tangible capital as a percent of tangible assets increased to 9.44 percent as of June 30, 2010, while its tangible book value per share increased to $6.84. Total capital increased $1.7 million from September 30, 2009, to $429.1 million at June 30, 2010, due to a net increase of $6.2 million in the Company’s retained earnings, an increase of $1.3 million due to stock based compensation items, a $1.1 million increase in accumulated other comprehensive income, offset by a net change in treasury stock of $6.9 million.

About Provident New York Bancorp

Headquartered in Montebello, New York, Provident New York Bancorp is the parent company of Provident Bank, an independent full-service community bank. Provident Bank operates 35 branches that serve the Hudson Valley region. The Bank offers a complete line of commercial, retail and investment management services. For more information, visit the Company’s web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial information contained in this release should be considered to be an estimate pending completion of the filing of the Company’s Quarterly Report on Form 10Q for the quarter ended June, 30, 2010 with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management between the date of this release and the filing of the 10-Q to be reflected in the results of the fiscal quarter, even though the new information was received by management subsequent to the date of this release.

Reconciliation of Adjusted Earnings:
						Quarter
	Quarter Ended			Nine Months Ended		Ended
	June 30,			June 30,		March 31,
	2010		2009	2010	2009	2010
Net Income
Net Income	$4,756		$8,950	$15,089	$20,785	$4,167
Securities gains[1]	(561)		(5,953)	(3,098)	(9,768)	(1,119)
Fair value loss on interest rate caps[1]	353		-	494	-	366
Net adjusted income	$4,548		$2,997	$12,485	$11,017	$3,414

Earnings per common share
Diluted Earnings per common share	0.12		$0.23	0.39	$0.54	$0.11
Securities gains[1]	(0.01	)*	(0.15)	(0.08)	(0.25)	(0.03)
Fair value loss on interest rate caps[1]	0.01	*	-	0.01	-	0.01
Diluted adjusted earnings per common share	0.11	*	$0.08	$0.32	$0.29	$0.09

Non-interest income
Total non-interest income	$5,281		$15,255	$19,487	$32,149	$6,113
Security gains	(945)		(10,023)	(5,217)	(16,447)	(1,884)
Fair value loss on interest rate caps	595		-	831	-	616
Adjusted non interest-income	$4,931		$5,232	$15,101	$15,702	$4,845

[1]After marginal tax effect 40.61%
* Rounding

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)
	June 30,	September 30,	June 30,
	2010	2009	2009
Assets:
Cash and due from banks	$42,660	$160,408	$96,836
Total securities	918,822	877,197	732,076
Loans held for sale	2,134	1,213	891
Loans:
One- to four-family residential mortgage loans	427,411	460,728	473,838
Commercial real estate, commercial business	810,692	789,396	797,306
Acquisition, development and construction loans	227,270	201,611	189,920
Consumer loans	240,364	251,522	253,365
Total loans, gross	1,705,737	1,703,257	1,714,429
Allowance for loan losses	(31,021)	(30,050)	(28,027)
Total loans, net	1,674,716	1,673,207	1,686,402
Federal Home Loan Bank stock, at cost	24,596	23,177	23,447
Premises and equipment, net	42,983	40,692	40,234
Goodwill	160,861	160,861	160,861
Other amortizable intangibles	4,072	5,489	6,002
Bank owned life insurance	50,447	49,611	49,106
Other assets	42,415	30,038	28,501
Total assets	$2,963,706	$3,021,893	$2,824,356
Liabilities:
Deposits
Retail	$166,286	$169,122	$160,151
Commercial	255,777	236,516	220,260
Municipal	13,215	86,596	10,443
Personal NOW deposits	141,387	127,595	127,662
Business NOW deposits	33,449	36,972	31,311
Municipal NOW deposits	97,326	188,074	64,478
Total transaction accounts	707,440	844,875	614,305
Savings	404,810	357,814	369,424
Money market deposits	421,027	384,632	383,579
Certificates of deposit	427,728	494,961	505,675
Total deposits	1,961,005	2,082,282	1,872,983
Borrowings	475,416	430,628	436,735
Borrowings Senior Note	51,496	51,494	51,493
Mortgage escrow funds and other	46,674	30,033	42,370
Total liabilities	2,534,591	2,594,437	2,403,581
Stockholders’ equity	429,115	427,456	420,775
Total liabilities and stockholders’ equity	$2,963,706	$3,021,893	$2,824,356

Shares of common stock outstanding at period end	38,628,477	39,547,207	39,613,454
Book value per share	$11.11	$10.81	$10.62

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)
			Quarter
	Quarter Ended		Ended	Nine Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009
Interest and dividend income:
Loans and loan fees	$23,393	$23,848	$22,655	$69,448	$73,534
Securities taxable	4,716	5,460	4,724	14,192	20,886
Securities non-taxable	2,037	1,915	1,901	5,833	5,679
Other earning assets	262	428	347	980	1,009
	30,408	31,651	29,627	90,453	101,108
Interest expense:
Deposits	1,849	4,104	2,201	6,840	15,185
Borrowings	4,361	4,821	4,492	13,595	14,516
Total interest expense	6,210	8,925	6,693	20,435	29,701
Net interest income	24,198	22,726	22,934	70,018	71,407
Provision for loan losses	2,750	3,500	2,500	7,750	13,100
Net interest income after provision for loan losses	21,448	19,226	20,434	62,268	58,307

Non-interest income:
Deposit fees and service charges	2,796	3,083	2,744	8,533	9,256
Net gain on sales of securities	945	10,023	1,884	5,217	16,447
Title insurance fees	336	254	237	884	667
Bank owned life insurance	503	502	496	1,553	1,507
Gain (loss) on sale of premises and equipment	-	-	(10)	(54)	517
Gain on sale of loans	45	450	117	445	746
Investment management fees	756	622	776	2,311	1,829
Fair value loss interest rate caps	(595)	-	(616)	(831)	-
Other	495	321	485	1,429	1,180
Total non-interest income	5,281	15,255	6,113	19,487	32,149

Non-interest expense:
Compensation and benefits	11,061	10,058	10,824	32,149	29,626
Stock-based compensation plans	172	639	581	1,205	2,321
Occupancy and office operations	3,168	3,310	3,537	10,031	9,607
Advertising and promotion	1,041	614	794	2,577	2,464
Professional fees	1,063	788	914	2,811	2,370
Data and check processing	571	558	577	1,698	1,721
Amortization of intangible assets	452	531	472	1,417	1,672
FDIC insurance and regulatory assessments	927	2,305	931	2,642	3,505
ATM/debit card expense	164	564	536	1,254	1,552
Other	2,122	2,150	2,007	6,024	5,990
Total non-interest expense	20,741	21,517	21,173	61,808	60,828

Income before income tax expense	5,988	12,964	5,374	19,947	29,628
Income tax expense	1,232	4,014	1,207	4,858	8,843
Net income	$4,756	$8,950	$4,167	$15,089	$20,785

Per common share:
Basic earnings	$0.12	$0.23	$0.11	$0.39	$0.54
Diluted earnings	0.12	0.23	0.11	0.39	0.54
Dividends declared	0.06	0.06	0.06	0.18	0.18
Weighted average common shares:
Basic	38,086,535	38,536,716	38,188,191	38,284,965	38,582,343
Diluted	38,086,579	38,683,135	38,209,766	38,317,220	37,768,486

Selected Financial Condition Data:	Three Months Ended
(in thousands except share and per share data)	06/30/10	03/31/10	12/31/09	09/30/09	06/30/09
End of Period
Total assets	$2,963,706	$2,935,956	$2,917,789	$3,021,893	$2,824,356
Loans, gross (1)	1,705,737	1,667,428	1,677,032	1,703,257	1,714,429
Securities available for sale	878,370	888,994	851,028	832,583	689,286
Securities held to maturity	40,452	43,675	46,501	44,614	42,790
Bank owned life insurance	50,447	49,945	49,448	49,611	49,106
Goodwill	160,861	160,861	160,861	160,861	160,861
Other amortizable intangibles	4,072	4,524	4,996	5,489	6,002
Other non-earning assets	85,398	87,811	88,976	70,730	68,735
Deposits	1,961,005	2,006,953	1,869,643	2,082,282	1,872,983
Borrowings	526,912	472,801	584,717	482,122	488,228
Equity	429,115	422,372	420,326	427,456	420,775
Other comprehensive income related to investment, securities reflected in stockholders' equity	9,953	3,970	2,342	9,502	1,531
Average Balances
Total assets	$2,928,626	$2,918,953	$2,886,880	$2,837,511	$2,875,999
Loans, gross:
Real estate- residential mortgage	427,801	436,967	451,894	465,472	484,276
Real estate- commercial mortgage	552,888	539,679	538,646	548,195	547,846
Real estate- Acquisition, Development & Construction	222,958	212,454	202,864	191,826	190,875
Commercial and industrial	236,275	234,356	239,698	246,590	245,375
Consumer loans	243,484	248,134	252,354	252,667	254,475
Loans total (1)	1,683,406	1,671,590	1,685,456	1,704,750	1,722,847
Securities (taxable)	693,554	694,815	626,734	576,363	520,948
Securities (non-taxable)	219,121	203,153	201,706	192,733	196,385
Total earning assets	2,594,264	2,581,554	2,563,965	2,511,431	2,549,237
Non earning assets	334,362	337,399	322,915	326,080	326,762
Non-interest bearing checking	430,387	419,389	418,961	402,643	373,252
Interest bearing NOW accounts	263,709	298,935	291,844	228,761	227,039
Total transaction accounts	694,096	718,324	710,805	631,404	600,291
Savings (including mortgage escrow funds)	413,315	380,600	372,911	386,943	378,263
Money market deposits	428,612	428,605	397,710	394,718	394,628
Certificates of deposit	467,360	446,301	477,377	494,530	575,713
Total deposits and mortgage escrow	2,003,383	1,973,830	1,958,803	1,907,595	1,948,895
Total interest bearing deposits	1,572,996	1,554,441	1,539,842	1,504,952	1,575,643
Borrowings	481,460	500,226	485,759	488,443	488,846
Equity	424,221	422,129	424,338	423,361	421,529
Selected Operating Data:
Condensed Tax Equivalent Income Statement
Interest and dividend income	$30,408	$29,627	$30,418	$30,482	$31,651
Tax equivalent adjustment*	1,098	1,023	1,020	991	1,031
Interest expense	6,210	6,693	7,532	8,019	8,925
Net interest income (tax equivalent)	25,296	23,957	23,906	23,454	23,757
Provision for loan losses	2,750	2,500	2,500	4,500	3,500
Net interest income after provision for loan losses	22,546	21,457	21,406	18,954	20,257
Non-interest income	5,281	6,113	8,093	7,804	15,255
Non-interest expense	20,741	21,173	19,894	19,359	21,517
Income before income tax expense	7,086	6,397	9,605	7,399	13,995
Income tax expense (tax equivalent)*	2,330	2,230	3,439	2,323	5,045
Net income	$4,756	$4,167	$6,166	$5,076	$8,950
(1) Does not reflect allowance for loan losses of $31,021, $30,444, $29,967, $30,050 and $28,027
* Tax exempt income assumed at a 35% federal rate

	Three Months Ended
	06/30/10	03/31/10	12/31/09	09/30/09	06/30/09
Performance Ratios (annualized)
Return on Average Assets	0.65%	0.58%	0.85%	0.71%	1.25%
Return on Average Equity	4.50%	4.00%	5.76%	4.76%	8.52%
Non-Interest Income to Average Assets	0.72%	0.85%	1.11%	1.09%	2.13%
Non-Interest Expense to Average Assets	2.84%	2.94%	2.73%	2.71%	3.00%
Operating Efficiency Adjusted (2)	66.91%	71.73%	65.40%	63.59%	71.7%
Analysis of Net Interest Income
Yield on Loans	5.68%	5.59%	5.61%	5.59%	5.64%
Yield on Investment Securities- Tax Equivalent	3.45%	3.45%	3.67%	3.87%	4.70%
Yield on Earning Assets- Tax Equivalent	4.87%	4.82%	4.86%	4.97%	5.14%
Cost of Interest Bearing Deposits	0.47%	0.57%	0.72%	0.84%	1.04%
Cost of Borrowings	3.63%	3.64%	3.87%	3.92%	3.96%
Cost of Interest Bearing Liabilities	1.21%	1.32%	1.48%	1.60%	1.73%
Net Interest Rate Spread- Tax Equivalent Basis	3.66%	3.49%	3.39%	3.38%	3.41%
Net Interest Margin- Tax Equivalent Basis	3.91%	3.76%	3.70%	3.71%	3.74%
Capital Information Data
Tier 1 Leverage Ratio- Bank Only	8.75%	8.62%	8.85%	8.64%	9.04%
Tier 1 Risk-Based Capital- Bank Only	244,299	239,050	243,955	246,339	240,392
Total Risk-Based Capital- Bank Only	268,996	263,264	268,225	270,807	264,076
Tangible Capital Consolidated (3)	264,182	256,987	254,469	261,106	253,912
Tangible Capital as a % of Tangible Assets Consolidated (3)	9.44%	9.28%	9.25%	9.14%	9.55%
Shares Outstanding	38,628,477	38,861,477	39,061,035	39,547,207	39,613,454
Shares Repurchased during qrtr(open market)	233,000	316,723	602,200	86,860	315,650
Basic weighted common shares outstanding	38,086,535	38,188,191	38,575,909	38,405,947	38,536,716
Diluted common shares outstanding	38,086,579	38,209,766	38,649,174	38,532,411	38,683,135
Basic Earnings per common share	$0.12	0.11	$0.16	$0.13	$0.23
Diluted Earnings per common share	0.12	0.11	0.16	0.13	0.23
Dividends Paid per common share	0.06	0.06	0.06	0.06	0.06
Book Value per common share	11.11	10.87	10.76	10.81	10.62
Tangible Book Value per common share (3)	6.84	6.61	6.51	6.60	6.41
Asset Quality Measurements
Non-performing loans (NPLs): non-accrual	$21,985	21,210	$21,432	$21,909	$20,600
Non-performing loans (NPLs): still accruing	7,069	6,464	5,262	4,560	3,180
Troubled Debt Restructures	414	416	419	674	1,199
Other Real Estate Owned	3,302	2,466	2,332	1,712	1,587
Non-performing assets (NPAs)	32,770	30,556	29,445	28,855	26,566
Net Charge-offs	2,173	2,023	2,583	2,477	1,910
Net Charge-offs as % of average loans (annualized)	0.52%	0.48%	0.61%	0.58%	0.44%
NPLs as % of total loans	1.70%	1.66%	1.59%	1.55%	1.39%
NPAs as % of total assets	1.11%	1.04%	1.01%	0.95%	0.90%
Allowance for loan losses as % of NPLs	107%	110%	112%	114%	118%
Allowance for loan losses as % of total loans	1.82%	1.83%	1.79%	1.76%	1.63%

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis. Moreover, most financial institutions, in calculating the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non interest expense) and security transactions and other non-recurring items (excluded from non interest income). We follow these practices.

(3) Provident Bank provides supplemental reporting of Non-GAAP tangible equity ratios as management believes this information is useful to investors. The following table shows the reconciliation of tangible equity and the tangible equity ratio:

	06/30/10	03/31/10	12/31/09	09/30/09	06/30/09
Total Assets	$2,963,706	2,935,956	$2,917,789	$3,021,893	$2,824,356
Goodwill and other amortizable intangibles	(164,933)	(165,385)	(165,857)	(166,350)	(166,863)
Tangible Assets	$2,798,773	2,770,571	$2,751,932	$2,855,543	$2,657,493
Stockholders' equity	429,115	422,372	420,326	427,456	420,775
Goodwill and other amortizable intangibles	(164,933)	(165,385)	(165,857)	(166,350)	(166,863)
Tangible Stockholders' equity	$264,182	256,987	$254,469	$261,106	$253,912
Outstanding Shares	38,628,477	38,861,477	39,061,035	39,547,207	39,613,454
Tangible capital as a % of tangible assets (consolidated)	9.44%	9.28%	9.25%	9.14%	9.55%
Tangible book value per share	$6.84	6.61	$6.51	$6.60	$6.41

CONTACT:
Provident Bank
Paul A. Maisch, EVP & Chief Financial Officer
Miranda Grimm, VP & Controller
845-369-8040